[REZNICK FEDDER & SILVERMAN LETTERHEAD]

                               November 11, 1996

Humphrey Hospitality Trust, Inc.
Silver Spring, Maryland

Anderson & Strudwick, Incorporated
Richmond, Virginia

Ladies & Gentlemen:

        We hereby consent to the inclusion of our reports on the consolidated balance sheets of Humphrey Hospitality Trust, Inc. as of December 31, 1994 and 1995 and the related consolidated statements of income, shareholders' equity, and cash flows for the period from August 23, 1994 (date of incorporation) through December 31, 1994 and the year ended December 31, 1995; the balance sheets of Humphrey Hospitality Management, Inc. as of December 31, 1994 and 1995, and the related statements of operations, shareholders' equity (deficit), and cash flows for the period from August 18, 1994 (date of incorporation) through December 31, 1994 and the year ended December 31, 1995; and the combined balance sheets of the Combined Selling Partnerships-Initial Hotels as of December 31, 1992 and 1993, and the related combined statements of operations, partners' deficit, and cash flows for each of the three years in the period ended December 31, 1993; the Historical Summaries of Gross Revenue and Direct Operating Expenses of the Days Inn-Farmville for the two years ended December 31, 1993 and for the period from January 1, 1994 through October 31, 1994 and the balance sheets of Farmville Lodging Associates LLC as of December 31, 1994 and July 20, 1995 and the related statements of operations, partners' equity and cash flows for the period from November 1, 1994 (date of inception) through December 31, 1994 and the period January 1, 1995 through July 20, 1995, in the Form S-11, Registration Statement under the Securities Act of 1933, dated November 11, 1996 relating to the issuance of 1,000,000 shares of common stock of Humphrey Hospitality Trust, Inc.

                                REZNICK FEDDER & SILVERMAN

                                By: /s/ SIGNATURE ILLEGIBLE